Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 4 to Amendment No. 1 of Form S-1 on Form S-3 No. 333-182075) and related Prospectus of Motorcar Parts of America, Inc. for the registration of 1,941,975 shares of its common stock and to the incorporation by reference therein of our reports dated June 17, 2013, with respect to the consolidated financial statements and schedule of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 3, 2014